Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-70342, 33-63752, 333-11975,  333-80925, 333-40540 and 333-88490 of Station Casinos, Inc. (the “Company”) on Form S-8, of our report dated January 29, 2003, which report expresses an unqualified opinion and includes an explanatory paragraph on the Company’s adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2004.

Deloitte & Touche LLP

Las Vegas, Nevada

March 11, 2005